EXHIBIT 10.5

BANK OF NEW ORLEANS
AMENDED AND RESTATED DIRECTORS’ NONQUALIFIED DEFERRED
COMPENSATION PLAN

Effective as of October 28, 2008, the Bank of New Orleans (“Bank”) Amended and Restated Directors’ Nonqualified Deferred Compensation Plan (the “Prior Plan”) is hereby further amended and restated in its entirety.  The Prior Plan was originally adopted as of February 1, 2002 and was amended and restated effective as of April 17, 2007.  This amended and restated plan shall be known as the Bank of New Orleans Amended and Restated Directors’ Nonqualified Deferred Compensation Plan (the “Plan”) and shall in all respects be subject to the provisions set forth herein.

The purpose of the Plan is to provide a deferred compensation arrangement to non-employee directors of the Bank.  The Plan is intended to be an unfunded plan qualifying as a “top hat” plan for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and for purposes of the Internal Revenue Code of 1986, as amended (the “Code”).  The Plan is being amended and restated in order to, among other things, comply with the requirements of Section 409A of the Code and the final regulations thereunder.  No benefits payable under this Plan shall be deemed to be grandfathered for purposes of Section 409A of the Code.

I.
Participation:  Participation in this Plan shall be limited to non-employee directors of the Bank (the “Participants”).  A director who is also an employee of the Bank shall not be eligible to participate in this Plan.  Participation by non-employee directors shall be elective.

II.
Election to Participate:  An election to defer Director Fees (as defined in Section III of the Plan) must be received by the Compensation Committee of the Board of Directors of the Bank (the “Committee”) prior to the date specified in this Section II of the Plan (the “Deferral Election”).  Any elections to defer Director Fees must be made on or prior to the December 31st preceding the calendar year in which such income shall be earned, subject to the exception for a new non-employee director as provided in the next sentence.  In the case of the first year in which a Participant becomes eligible to participate in the Plan, elections to defer Director Fees may be made within thirty (30) days of the date the Participant first becomes eligible to participate in this Plan, with such elections in each case to be effective as of the first day of the immediately following month for services to be performed on or after such effective date.  Under no circumstances may a Participant defer Director Fees to which the Participant has already attained, at the time of the deferral, a legally enforceable right to receive such Director Fees.  A Participant may not elect to change his or her Deferral Election that is in effect for a Plan year.  The Committee may permit a Participant to change his or her Deferral Election for a subsequent Plan year, provided that the subsequent Deferral Election is received by the Committee on or prior to the December 31st preceding the calendar year in which such income shall be earned.  Any election to participate made by a Participant prior to December 31, 2006 shall continue in effect until such time as the Participant makes a subsequent Deferral Election.

III.
Contribution:  During a Participant’s participation in the Plan, the Bank shall contribute to the Plan on behalf of that Participant any and all director and committee fees that would otherwise have been due and payable to such Participant (the “Director Fees”) that are deferred under this Plan.  A Participant shall be one-hundred percent (100%) vested at all times in his or her Director Fees that are deferred under this Plan.  The Bank may, at any time, in its sole and absolute discretion, transfer a Participant’s Director’s Account (as defined in Section IV of the Plan) into a rabbi trust then in existence for the Plan; provided, however, said trust shall substantially comply with (i) the terms and provisions of the model rabbi trust as set forth in Rev. Proc. 92-64, 1992-2 CB 422 as now existing or as subsequently modified, and (ii) the requirements of Section 409A of the Code.

IV.
Director’s Accounts.  The Bank shall maintain for bookkeeping purposes a deferred compensation account for each director participating in this Plan (the “Director’s Account”). A Participant’s Director’s Account shall consist of an investment in the Cash Account, if applicable, and Stock Units Account, if applicable.  A Participant’s investment in either the Cash Account or Stock Units Account shall be maintained and administered as provided in Sections IV(a) and (b) below.

(a)          Cash Account.  A Participant may elect on an election form (the “Investment Election Form”) that all or any part of the amounts contributed to the Participant’s Director’s Account be credited to the Cash Account.  All amounts credited to the Cash Account shall be credited quarterly with earnings, gains and losses, as applicable.  Until otherwise determined by the Bank, all amounts credited to the Cash Account shall be credited with the then applicable interest on two-year fixed-rate certificates of deposit issued by the Bank.  The Bank shall give notice to the Participants participating in this Plan of any change made pursuant to the above sentence.

  (b)           Stock Units Account.  A Participant may elect on an Investment Election Form that all or any part of the amounts contributed to the Participant’s Director’s Account be credited to the Stock Units Account.  All amounts credited to the Stock Units Account shall be applied to the crediting of Stock Units (which shall represent shares of common stock) of Louisiana Bancorp, Inc. (the “Company Stock”), with each Stock Unit representing one share of Company Stock.  The number of Stock Units credited to a Participant's Stock Units Account shall equal the dollar amount credited to such account divided by the fair market value of one share of Company Stock as of the close of business on the date the Stock Units are credited to a Participant’s Stock Units Account.  Fractional Stock Units will be used, rounded to four decimal places.  Each Stock Unit shall be deemed to pay dividends as if it were one share of Company Stock, and any such deemed dividends will result in the crediting of additional Stock Units to the Stock Units Account on the date on which the corresponding dividend is paid on the Company Stock, with the number of Stock Units so credited to be calculated in the manner set forth above for contributions.  After the crediting of Stock Units to the Stock Units Account, subsequent fluctuations in the fair market value of the Company Stock shall not result in any change in the number of such Stock Units then credited to the Stock Units Account.

(c)           Adjustments to Stock Units Account.  In the event of any change in the Company Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Stock Units Account of each Participant shall be adjusted by the Committee in a reasonable manner to compensate for the change, and any such adjustment by the Committee shall be conclusive and binding for all purposes of the Plan.

(d)           Transfers Between Accounts.  Participants are not permitted to transfer amounts between the Cash Account and the Stock Units Account, with the exception that Participants were given the ability in connection with the mutual to stock conversion of the Bank to transfer amounts from the Cash Account to the Stock Units Account.  However, if a successor Investment Election Form is properly filed with and accepted by the Committee, such Election Form may contain revised instructions as to the proportion of future contributions to be credited to each of the Cash Account and the Stock Units Account.

(e) Investment Election Form. An Investment Election Form shall continue in effect from calendar year to calendar year unless replaced by a subsequent Investment Election Form.

V.
Payment of Benefits.  When a Participant has a “Separation from Service” as defined below, all benefits due to the Participant under this Plan shall be paid to him or her or, in the event of death, to his or her beneficiary designated in the Participant’s election to participate.  All amounts credited to the Stock Units Account must be distributed solely in the form of Company Stock, except as adjusted pursuant to Section IV(c) above.  Payment shall be made by lump sum on the first business day of the month following the lapse of six months after the Participant’s Separation from Service.  “Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to Louisiana Bancorp, Inc. (the “Company”) and the Bank for any reason, including death or “Disability” as defined below.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.  Disability” shall mean a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank (or would have received such benefits if the Participant was eligible to participate in such plan).  The determination of the Committee as to Disability shall be binding on a Participant.

VI.
Unforeseeable Emergency.  The Committee may, in its sole and absolute discretion, allow a Participant to withdraw amounts from his or her Director’s Account upon the occurrence of an Unforeseeable Emergency, as defined below.  A Participant may request a distribution due to an Unforeseeable Emergency by submitting a written request to the Committee accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency.  Any withdrawal approved by the Committee shall not exceed the amount necessary to meet the Unforeseeable Emergency.  “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, the Participant's spouse, or a dependent of the Participant (within the meaning of Section 152(a) of the Code), (2) loss of the Participant's property due to casualty, or (3) other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The amount of such distribution may not exceed the amounts necessary to satisfy the emergency.  The circumstances that will constitute an “Unforeseeable Emergency” will depend on the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

(a) through reimbursement or compensation by insurance or otherwise;

(b) by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or

(c) by cessation of deferrals under the Plan.

VII.	Interpretation and Administration of the Plan. The Committee shall be vested with the sole discretion to interpret and administer this Plan.

VIII.
Amendment and Termination.  The Bank reserves the right to amend or terminate this Plan, but any such amendment or termination shall be prospective only and shall not have the effect of reducing any of the benefits accrued by any Participant under this Plan.  Notwithstanding the foregoing, the Board of Directors of the Bank may amend in good faith any terms of the Plan or the Investment Election Form, including retroactively, in order to comply with Section 409A of the Code.

IX.
Unsecured General Creditor.  Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Bank held in any way as collateral security for the fulfilling of the obligations of the Bank under this Plan.  Any and all of the Bank’s assets shall be and remain the general, unpledged, unrestricted assets of the Bank.  The Bank’s obligations under the Plan shall be an unfunded and unsecured promise of the Bank to pay money in the future limited by the provisions in the Plan documents.

X.
Claim Procedure.  Any claim for unpaid benefits deemed by a Participant or a Participant’s beneficiary (the “Claimant”) to be owing must be made in writing to the Committee by the Claimant or the Claimant’s authorized representative within 60 days from the date such payments are not made.  The claim shall be reviewed by the Committee.  The Committee shall, within 90 days of the receipt of the claim, or 180 days, if special circumstances exist, notify the Claimant whether the claim has been denied.  If the claim is denied in whole or in part, the Committee shall set forth the specific reasons for the denial, including the provisions of this Plan upon which the denial is based.  The notice shall also describe any additional information or material necessary to perfect the claim, including the reasons therefore, and state that a review of the denial may be obtained if desired.  If a review of denial is requested, it shall be directed in writing by the Claimant or the Claimant’s authorized representative to the Committee within 60 days after receipt by the Claimant of the notice of denial.  Failure of the Committee to take action within the above 90-day period shall be deemed a denial.  In preparing for a review of a denial, the Claimant or the Claimant’s authorized representative may examine this Plan and any other related documents and submit issues and comments in writing.  The Committee applying its sole discretion shall then conduct the review and provide its written decision to the Claimant within 60 days after receipt of the request for review.  The decision shall be in writing and shall include specific reasons for the decision, as well as specific references to the provisions of this Plan upon which the decision is based.

IN WITNESS WHEREOF, Bank of New Orleans has adopted this amended and restated Plan as of the date first written above.

BANK OF NEW ORLEANS

         /s/Lawrence J. LeBon, III
Lawrence J. LeBon, III, President and Chief
      Executive Officer